Exhibit 99.1

Airxcel Press Release

July 22, 2005

Airxcel Ownership To Change

Airxcel, Inc., a leading designer, manufacturer, and marketer of air conditioners, furnaces, water heaters and cooking appliances for the RV industry and heating, ventilating and air conditioning equipment for the telecommunications, school, modular structure, and marine markets, announced today that its parent company, Airxcel Holdings, Inc., has entered into a definitive agreement to sell the Company to a group of current managers of Airxcel and a newly formed company organized by Bruckmann, Rosser, Sherrill and Company, Inc. (BRS), a private equity firm based in New York.

The transfer is subject to customary closing conditions and is targeted to close by the end of August 2005. All financing necessary to complete the transaction is committed.

“Management is delighted to team with BRS, a high quality financial sponsor that has a thorough knowledge of the markets Airxcel serves and places high value on customer and employee relations”, said Mel Adams, Airxcel’s President and CEO since inception, 1991.

“Our focus of bringing high-quality, added-value products to markets Airxcel serves with excellent customer service support will continue to be our mission”, added Adams.

Airxcel currently employs 982 people at manufacturing operations in Wichita, Kansas; Dayton, Tennessee; and Cordele, Georgia; and its warehouse and sales operation in Elkhart, Indiana.

About Airxcel. Founded in 1991 with the acquisition of two business units of The Coleman Company that were focused on the RV industry. Acquired Marvair in 1997, now a diversified leading manufacturer of wall¬ mount air conditioners for the telecommunications, school, modular construction and marine markets. Acquired Suburban Manufacturing Company in 1998, now a leading supplier to the RV industry manufacturing furnaces, water heaters, and cooking appliances. Leading brand names include: Coleman’-Mach’, Suburban’, Marvair.

About Bruckmann, Rosser, Sherrill & Company, LLC. BRS is a New York-based private equity investment firm with approximately $1.2 billion in funds under management. Founded in 1995 by former senior executives of Citicorp Venture Capital, Ltd., BRS specializes in management buyouts and recapitalizations of high quality, middle market companies with strong market positions and/or growth potential. Its portfolio companies have a strong focus on consumer products and services including many leading name brands. For more information: www.brs.com

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the risks associated with the successful consummation of the acquisition and financing transactions contemplated hereby. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by the Company that its plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this news release.